Exhibit 5.1
November 30, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Centrue Financial Corporation f/k/a UnionBancorp, Inc. (Commission Filer No. 000-28846) — Registration of 273,277 Shares of Common Stock, Par Value $1.00 per Share, on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Centrue Financial Corporation (f/k/a UnionBancorp, Inc.), a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 273,277 shares of Common Stock, $1.00 par value per share (the “Common Stock”), to be issued pursuant to the Kankakee Bancorp, Inc. 2003 Stock Incentive Plan, the Kankakee Bancorp, Inc. 2003 Director Short Term Stock Incentive Plan, the Kankakee Bancorp, Inc. 1992 Stock Option Plan, and the Kankakee Bancorp, Inc. Non-Employee Deferred Compensation Plan (collectively, the “Plans”).
     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plans and as contemplated by the Plans, will, when so issued, be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
     Very truly yours,
     HOWARD & HOWARD ATTORNEYS, P.C.
     /s/ Howard & Howard Attorneys P.C.